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EXHIBIT 99.5

PROMISSORY NOTE
Dayton, Ohio

US$200,000.00                                                                                                                  February    , 2002

        FOR VALUE RECEIVED, the undersigned, Ira H. Stanley ("Maker"), hereby promises to pay to the order of MCSi, Inc., a Maryland corporation (the "Company"), the principal sum of Two Hundred Thousand Dollars ($200,000) with interest on the unpaid balance thereof from the above date until the Maturity Date with interest payable thereon at the rate per annum equal to 2.74% (the "Applicable Rate") computed on the basis of a 365-day year and actual days elapsed, both principal and interest payable as hereinafter provided in lawful money of the United States of America at the offices of the Company in Dayton, Ohio, or at such other place as from time to time may be designated by the holder of this Note.

        Payments of accrued interest are due once per year on May 1 (or if May 1 is not a business day for the Company then on the next business day after May 1). The outstanding principal balance of this Note and accrued and unpaid interest thereon shall be due and payable in full on December 31, 2004 (the "Maturity Date"). The Maker has the right to prepay the principal amount at any time and from time to time without penalty, but Maker may not prepay any principal amount until all unpaid scheduled interest payments due under this Note have been paid. All such prepayments shall be applied to unpaid principal, which shall reduce the principal amount and the interest payable thereon. All other payments or prepayments received hereunder shall first be applied to any costs or expenses enforcing this Note, next to accrued, but unpaid interest, and then to unpaid principal. This Note shall become immediately due and payable should Maker's employment with the Company be terminated for any reason other than Maker's death, Disability or material breach of the then-effective employment agreement, if any, by the Company.

        It is the intent of the holder of this Note and the undersigned Maker in the execution of this Note to contract in strict compliance with applicable usury law. In furtherance thereof, the said holder and the undersigned stipulate and agree that none of the terms and provisions contained in this Note, or in any other instrument executed in connection herewith, shall ever be construed to create a contract to pay for the use, forbearance or detention of money, interest at a rate in excess of the maximum interest rate permitted to be charged by applicable law; that neither the undersigned nor any other parties are obligated or required to pay interest on this Note at a rate in excess of the maximum interest that may be lawfully charged under applicable law; and that the provisions of this paragraph shall control over all other provisions of this Note and any other instruments now or hereafter executed in connection herewith which may be in apparent conflict herewith. The term "applicable law" as used in this Note shall mean the laws of the State of Ohio or the laws of the United States, whichever laws allow the greater rate of interest, as such laws now exist or may be changed or amended or come into effect in the future.

        In the event of the default in any payment of principal or interest due hereunder when the same shall be due and payable and such default shall continue for thirty (30) days after receipt by the Maker of written notice thereof (a "Default"), then, the Company or any permitted subsequent holder of this Note, at its option, may, by written notice to the Maker, declare the entire then unpaid amount of this Note and the interest accrued and unpaid thereon to be immediately due and payable.

        If a Default occurs, the Company or any permitted subsequent holder of this Note may proceed to protect and enforce its rights by institution of binding arbitration. Maker further promises to pay the Company's reasonable attorneys' fees and other costs of collection of this Note or any portion thereof, including the costs of arbitration and seeking judgment on any award if a proceeding shall be instituted upon this Note and the Company shall prevail in such proceeding. In no event shall Maker be personally liable for any amount in excess of 100% of the principal amount plus accrued and unpaid interest.

        No delay or omission of the Company or any permitted subsequent holder of this Note, to exercise any right hereunder, whether before or after the happening of a Default, shall impair any such right or shall operate as a waiver thereof or of a Default hereunder nor shall any single or partial exercise thereof preclude any other or further exercise thereof, or the exercise of any other right.

        Maker hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, Default or enforcement hereof and consents that no indulgence, and no substitution, release or surrender of collateral, and no discharge or release of any other party primarily or secondarily liable hereon, shall discharge or otherwise affect the liability of Maker.

        This Note may be assigned by the Company only to a successor to all, or substantially all, of its business or assets (through merger, consolidation, sale of assets, or otherwise). Any other attempted assignment shall be void. This Note shall be construed and interpreted in accordance with the internal (and not the conflicts of laws) laws of the State of Ohio. Except as otherwise provided in this Note, any dispute arising under this Note shall be resolved by arbitration in Dayton, Ohio, or such other location agreed by the parties hereto, in accordance with the rules for expedited resolution of commercial disputes of the American Arbitration Association then in effect.

        If any provision of this Note is held invalid or unenforceable by any tribunal or court of competent jurisdiction, the other provisions of this Note will remain in full force and effect. Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

        Notwithstanding anything to the contrary, Maker shall be released from one-third of the outstanding principal balance of this Note plus any and all accrued and unpaid interest thereon, and the same shall be forgiven and extinguished in each of the years 2002, 2003 and 2004 upon the satisfaction of the performance standards in years 2001, 2002 and 2003, as set forth on Exhibit A hereto. In addition, Maker shall be released from the entire remaining principal balance and all accrued and unpaid interest thereon, if there shall occur a Change in Control of the Company or if the Maker shall die or become Disabled. For purposes of this Note, a "Change in Control of the Company" shall mean the occurrence of any of the following events: (i) a change in control of a nature that would be required to be reported in response to Item 1(a) of Form 8-K or Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act"), or any successor thereto, whether or not any class of securities of the Company is registered under the Exchange Act; (ii) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) or group of persons including public shareholders but other than Maker or the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities; (iii) during any period of thirty six consecutive months, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or (iv) any person or group of persons, other than the Company, is or becomes the beneficial owner, directly or indirectly, of securities representing 20% or more of the combined voting power of the Company's then outstanding securities and the Company ceases to be registered under Section 12 of the Exchange Act (a "going private" transaction) and Maker has sold less than 20% of the shares of common stock of the Company then owned, legally or beneficially, by him in the going private transaction. In addition, for purposes of this Note, "Disabled" or "Disability" shall mean the inability to perform Maker's function as the chief financial officer of the Company because of any physical or mental impairment which qualifies Maker for disability benefits under the applicable long-term disability plan maintained by the Company or, if no such plan applies, which would qualify Maker for disability benefits under the Federal Social Security System.

        This Note shall bind and inure to the benefit of the successors and permitted assigns of the holder of this Note.

        This Note may not be amended except by means of a written instrument signed by the holder of this Note and the Maker. No waiver of a right in any instance shall constitute a continuing waiver of successive rights, and any one waiver shall govern only the particular matters waived.

        All notices, consents, waivers, and other communications under this Note must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by certified or registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other party):

If to the Company:	MCSi, Inc. 4750 Hempstead Station Drive Dayton, Ohio 45429 Attention: Michael E. Peppel, President and Chief Executive Officer Facsimile No.: (937) 291-8250
If to Maker:	Ira H. Stanley 4750 Hempstead Station Drive Dayton, Ohio 45429 Facsimile No.: (937) 291-8298

        IN WITNESS WHEREOF, the Maker hereby executes and delivers this Note as of the date first above written.

"MAKER"
/s/ IRA H. STANLEY Ira H. Stanley

EXHIBIT A
PERFORMANCE STANDARDS FOR RELEASE

        Maker shall be released from one-third (1/3) of the outstanding principal balance of the Note plus any and all accrued and unpaid interest on that portion of the principal amount ("Released Portion") and the Company shall forgive and extinguish such amounts in each of the years 2002, 2003 and 2004, if the following performance standards are attained by the Company in the years as set forth below:

Performance Standard
Performance Year			Annual Earnings of the Company Before Interest, Taxes, Depreciation and Amortization ("EBITDA")
Base year =	2000	=	$51,844,000
	2001		Base year times 1.10 or $57,028,000 ("Year 1 EBITDA")
	2002		Year 1 EBITDA times 1.10 or $62,731,000 ("Year 2 EBITDA")
	2003		Year 2 EBITDA times 1.10 or $69,004,000

        The Annual EBITDA shall be measured as of December 31 of each year and determined in accordance with generally accepted accounting principles, consistently applied. The EBITDA for any year may be cumulated, so that if the performance standard is not attained in one year, but it is attained in a subsequent year to the extent that, if carried back the EBITDA for such year would, on a cumulative basis, satisfy the performance standard for the current and one or more past years, then the Maker shall be released and the debt shall be extinguished in an amount equal to the Released Portion for the current year and such past year(s) (the "Performance Standard Carry Back"). There shall be, however, no carry-forward of past Annual EBITDA for current years.

        The determination of the amount, if any, of the Released Portion shall be made by the Company and noticed to the Maker ("Annual EBITDA Notice") on or before May 1 of the subsequent year. This determination shall be final unless Maker notifies the Company in writing within 15 days after receipt of such Annual EDITDA Notice that Maker disagrees with such calculation. The parties shall thereupon attempt to reach agreement on whether the Annual EBITDA has been achieved, but if agreement is not reached within 30 days after the Company receives Maker's notice of disagreement, the dispute shall be arbitrated in accordance with the terms of the Note.

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PROMISSORY NOTE Dayton, Ohio
EXHIBIT A PERFORMANCE STANDARDS FOR RELEASE